August 8, 2007
Strictly Confidential
EXHIBIT 4.25.2
FRAMEWORK AGREEMENT
     This FRAMEWORK AGREEMENT (the “Agreement”), dated as of August 8, 2007, is by and between (1) “GlobalInformService”, a company governed by Russian law having its principal office at 19 2nd Sinichkina Street, building 3, 111020 Moscow, Russia, Main State Registration Number (OGRN) 5077746762539 (“GIS”) and (2) International Business Machines Corporation, a company organized and existing under the laws of the state of New York, U.S.A. having its principal office at New Orchard Road, Armonk, New York 10504, U.S.A. (“IBM”), and Infineon Technologies AG, a company governed by German law having its registered office at Am Campeon 1-12, 85579 Neubiberg, Germany (“Infineon”). GIS, IBM and Infineon are each referred to as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, GIS wishes to indirectly acquire, through its affíliate Advanced Electronic Systems AG (“AES”), a company governed by Swiss law, from Compagnie IBM France, an Affiliate of IBM (“IBM France”), and Infineon Technologies France, an Affiliate of Infineon (“Infineon France”) (together the “Selling Affiliates”) and IBM and Infineon wish the Selling Affiliates to indirectly sell to AES, all of the shares of Altis Semiconductor SNC, a company governed by French Law (the "Subsidiary”);
     WHEREAS, on the Signing Date, GIS shall own 75% of AES, and Vnesheconombank (“VEB”), a company governed by Russian law having its principal office at 9, Academic Sakharov Av., 107078 Moscow, Russia, shall own 25% of AES;
     WHEREAS, GIS represents that it shall use its best efforts to procure that VEB provides, in addition to the letter already provided by VEB, a letter of comfort reflecting certain amendments requested by the Parties, as early as possible as of the date hereof and no later than August 20, 2007 to provide funds to AES to enter into this Agreement, in a form substantially similar to that annexed hereto as Exhibit A (the “Letter of Comfort”);
     WHEREAS the shares of the Subsidiary are currently owned in approximately equal proportion by IBM XXI, a wholly-owned subsdiary of IBM France, and Infineon Technologies Holding France, a wholly-owned subsdiary of Infineon France, and consequently the transaction contemplated above shall take the form of the sale and purchase of all the shares of IBM XXI and Infineon Technologies Holding France, on the terms and subject to the conditions provided herein and in the Draft SPA (defined below);
     NOW, THEREFORE, in consideration of the premises set forth above, GIS, IBM and Infineon hereby agree as follows:

August 8, 2007
Strictly Confidential
1. Draft Sale and Purchase Agreement. Following the completion (or waiver, as the case may be) of the conditions set forth in Section 2 of this Agreement, IBM and Infineon shall cause the Selling Affiliates to, and GIS shall cause AES to, execute the draft Sale and Purchase Agreement annexed hereto as Exhibit B (the “Draft SPA”), subject to article 5 of this Agreement, except to the extent that execution of the Draft SPA at such time is prohibited under applicable law, rule, regulation, or by a final, non-appealable order of a court of competent jurisdiction. The Parties acknowledge that the Draft SPA is subject to the legally mandated consultation process under applicable French law to the extent that they undertake to give due consideration to the suggestions or recommendations made by the relevant works council as part of the consultation process described in Section 2.1 of this Agreement. The Parties agree to exercise their reasonable commercial efforts to close the transaction contemplated in the Draft SPA as soon as possible after execution thereof, but in any event not later than the Long-Stop Date set forth therein. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Draft SPA.
2. Conditions Precedent to Execution of the Draft SPA.
The Parties agree that the signing of the final form of the Draft SPA shall be subject to the completion (or waiver, as the case may be) of the following conditions:
2.1 completion of the information and consultation process with the relevant works councils (“comités d’entreprise”) and in particular the works council of the Subsidiary, as required by the French Labour Code, followed by the approval by the Selling Affiliates’ appropriate corporate bodies of the transaction contemplated in the Draft SPA;
2.2 approval of the Supervisory Board of Infineon Technologies AG and the analogous approval within IBM;
2.3 the Sellers’ compliance with the terms of Section 6.1 of the Draft SPA (which is hereby incorporated by reference mutatis mutandis) after the signing of this Agreement, which has not been remedied no less than ten (10) Business Days before the Signing Date;
2.4 no Material Adverse Change, as such term is used in the Draft SPA, having occurred after the signing of this Agreement, which has not been remedied no less than ten (10) Business Days before the Signing Date; and
2.5 delivery by GIS or AES to the Sellers of documentation, reasonably satisfactory to the Sellers, evidencing the commitment by the Purchaser’s Lender to finance the transaction contemplated in the Draft SPA (as described in the Letter of Comfort).
3. Covenants of the Parties.
3.1 Promptly following execution of this Agreement, IBM, Infineon and GIS covenant and agree to take, and to cause respectively the Selling Affiliates and AES to take, all commercially reasonable efforts necessary to satisfy the conditions precedent set forth in Section 2 of this

August 8, 2007
Strictly Confidential
Agreement, and no Party (nor any of its Affiliates) will take any action or fail to take any action that could reasonably be expected to result in the non-fulfillment of such conditions.
3.2 Without limiting the generality of the foregoing, GIS agrees to, and shall cause AES and its representatives to (i) cooperate with IBM, Infineon, the Selling Affiliates, IBM XXI, Infineon Technologies Holding France and the Subsidiary in drafting and preparing the information and documents required to be provided to the relevant works councils and to so furnish such information and documents as is necessary in this regard, including information concerning AES and its operations and plans for the Business, (ii) attend the meetings of the relevant works councils to the extent requested by such works councils or by the Selling Affiliates, IBM XXI, Infineon Technologies Holding France or the Subsidiary, and (iii) assist IBM XXI, Infineon Technologies Holding France and the Subsidiary in responding to questions from the relevant works councils.
3.3 The Parties agree to, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate with one another and take commercially reasonable actions necessary to address any political or governmental issues that may arise in order to execute the final form of the Draft SPA.
3.4 GIS shall use its best efforts to procure that VEB issues the Letter of Comfort at the latest by August 22, 2007, it being understood and agreed, that this Agreement will automatically terminate on August 22, 2007 at midnight if the Letter of Comfort has not been provided by that time, except as otherwhise decided by IBM and Infineon acting jointly for this purpose.
3.5 The Parties undertake to procure that, on the Closing Date, and as a condition for Closing the Transaction, the following agreements are signed:
•	the Technology Licensing Agreement between IBM Corporation and Altis Semiconductor SNC (90 nm) between the Subsidiary and IBM in the form attached hereto as Exhibit C (except in the execution copy for Infineon),

•	the Infineon GDS2 Mask Data Preparation Know How and Software License Agreement between the Subsidiary and Infineon in the form attached hereto as Exhibit D (except in the execution copy for IBM),

•	C11FL License and Technology Transfer Agreement between the Subsidiary and Infineon in the form attached hereto as Exhibit E (except in the execution copy for IBM), and

•	Design Package License Agreement between the Subsidiary and Infineon in the form attached hereto as Exhibit F (except in the execution copy for IBM).
To the extent any of these agreements provide for any payment on the Closing Date, receipt of such payments shall be a condition to the Closing of the Transaction.
4. Notices. All notices and other communications hereunder shall be as set forth in Section 15 of the Draft SPA, which is hereby incorporated by reference.

August 8, 2007
Strictly Confidential
5. Amendment. The documents set forth as attachments to this Agreement are in final form. The Parties agree in good faith to consider the possibility to amend, modify or supplement the Draft SPA and/or its Exhibits if the Parties decide that such will more closely reflect the Transactions set forth therein, it being understood that no such amendment, modification or supplement shall be binding upon any Party without its express and written consent..
6. Headings. The headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.
7. Governing Law and Jurisdiction. The Parties further agree that the provisions set forth in Section 17 of the Draft SPA are hereby incorporated by reference.
8. Confidentiality. The Parties further agree that the provisions set forth in Section 13 of the Draft SPA are hereby incorporated by reference.
9. Counterparts. The execution process of the Agreement shall be as follows:
- each Party shall initial and sign the same copy of the Framework Agreement (without its attachments) which will be sent by fax by each Party to the other until the same copy of the Agreement shows the signatures of each of them;
- the Parties agree on the fact that all the attachments to the Framework Agreement have been agreed by them and bound together on the date hereof through the assistance of their respective counsels; ;;
- in addition, the Parties may decide to sign the originals of this Agreement (with all its attachments) shortly through their physical presence, being noted that the Agreement will be considered as having been executed on August 8th, 2007.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
[signature page follows]

August 8, 2007
Strictly Confidential

Infineon Technologies AG

By:	/s/ Peter Fischl /s/ Werner Mohr

Name: Peter Fischl Werner Mohr
Title: CFO

International Business Machines Corporation

By:	/s/

Name: August N. Franze
Title: Director Manufacturing Strategy, Business Development and Joint Ventures

GlobalInformService

By:	/s/ [illegible]

Name:
Title:

August 8, 2007
Strictly Confidential
Infineon Technologies AG agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.